Exhibit 99.1

N / E / W / S     R / E / L / E / A / S / E

June 23, 2022

FOR IMMEDIATE RELEASE

For more information, contact:

Nicole Weaver, Vice President/Director of Corporate Administration

765-521-7619

http://www.firstmerchants.com/

SOURCE: First Merchants Corporation, Muncie, Indiana

FIRST MERCHANTS CORPORATION ELECTS KEVIN D. JOHNSON AND JASON R. SONDHI TO ITS BOARDS OF DIRECTORS

First Merchants Corporation, a $18 billion financial holding company, has elected Kevin D. Johnson and Jason R. Sondhi to the Boards of Directors of First Merchants Corporation and First Merchants Bank. Johnson, President and Chief Executive Officer for the Detroit Economic Growth Corporation, has focused on job creation, capital investment and small business growth for the City of Detroit since 2018. Sondhi, Founder and President of Sondhi Solutions, headquartered in Indianapolis, Indiana, oversees the strategy of his IT staffing and consulting company serving small to mid-sized enterprise businesses and governmental agencies.

“First Merchants’ Board of Directors is pleased to welcome Mr. Johnson and Mr. Sondhi, both of whom are exemplary leaders, to our Board,” said Board Chairman Charles E. Schalliol. “I believe First Merchants’ shareholders and clients will share our enthusiasm in welcoming their executive leadership and business acumen to our Board.”

Most recently, Johnson was integral in bringing Fiat Chrysler’s $4.5 billion investment to Detroit, as well as thousands of Fiat Chrysler Automobile and supplier jobs. A veteran of the industry, Johnson has served in both public and private economic-development positions throughout the U.S., including roles in Arizona, Florida, North Carolina, and Georgia. In his most previous role at Invest Atlanta, Johnson led the economic development program for the city, helping to create jobs and generating billions of dollars in new capital investment.

“I admire what First Merchants stands for and am excited to join the board of directors. I trust my economic development experience will allow me to provide insight that adds value to the corporation,” said Johnson. “I look forward to making meaningful contributions to help propel the bank forward in its mission to provide excellent service to its customers and communities.”

Sondhi, an entrepreneur, founded Sondhi Solutions in 2009. Under his leadership as Chief Executive Officer, the company has quickly grown and expanded across the United States. Sondhi Solutions has been named an Inc. 5000 member, as one of the fastest-growing businesses in the United States, on three separate occasions.

“First Merchants is an exemplary, high-performing company that cares deeply about its clients, colleagues and communities. I’m honored to be joining a company that each day truly demonstrates its values and commitment to all of its stakeholders,” said Sondhi.

Both new directors bring a wealth of experience to the Board. Johnson was named one of the Top 50 Economic Developers of 2019 by Consultant Connect, a consulting agency designed to bridge the gap between economic developers and site consultants. He also serves as a member of the International Economic Development Council.

Sondhi is a member of the Board of Directors of Weaver Popcorn Company and the Executive Board of the Boy Scouts of American Crossroads of America Council. He received the Indianapolis Business Journal’s “Fast 25” award as a fastest-growing company in 2015 and 2016 and “Forty Under 40” recognition in 2017.

With the addition of Mr. Johnson and Mr. Sondhi, First Merchants will have a 14-member board, including 12 independent outside directors. Both Mr. Johnson and Mr. Sondhi will be on the ballot for continuing terms at the Corporation’s Annual Shareholder Meeting in May 2023.

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About First Merchants Corporation:

First Merchants Corporation is a financial holding company headquartered in Muncie, Indiana. The Corporation has one full-service bank charter, First Merchants Bank. The Bank also operates as First Merchants Private Wealth Advisors and Level One Bank (as divisions of First Merchants Bank). First Merchants Corporation’s common stock is traded on the NASDAQ Global Select Market System under the symbol FRME. Quotations are carried in daily newspapers and can be found on the company’s website (www.firstmerchants.com). FIRST MERCHANTS and the Shield Logo are federally registered trademarks of First Merchants Corporation.